Exhibit 1(e)

MERRILL LYNCH NATURAL RESOURCES TRUST

The undersigned, constituting a majority of the Trustees of Merrill Lynch Natural Resources Trust (the “Trust”), a Massachusetts business trust, hereby certify that the Trustees of the Trust have duly adopted the following amendment to the Declaration of Trust of the Trust dated the 12th day of April, 1985, as amended.

VOTED:

That the Declaration of Trust dated April 12, 1985, as amended, be and it hereby is amended to change the name of the Trust from “Merrill Lynch Natural Resources Trust” to “Merrill Lynch Global Resources Trust” in the following manner:

1.1    Name. The name of the trust created hereby (the “Trust”) shall be “Merrill Lynch Global Resources Trust”, and so far as may be practicable the Trustees shall conduct the Trust’s activities, execute all documents and sue or be sued under that name, which name (and the word “Trust” wherever hereinafter used) shall refer to the Trustees as Trustees, and not individually, and shall not refer to the officers, agents, employees or Shareholders of the Trust. However, should the Trustees determine that the use of such name is not advisable, they may select such other name for the Trust as they deem proper and the Trust may hold its property and conduct its activities under such other name. Any name change shall become effective upon the execution by a majority of the then Trustees of an instrument setting forth the new name. Any such instrument shall have the status of an amendment to this Declaration.

IN WITNESS WHEREOF, the undersigned, constituting a majority of the Trustees, have signed this certificate in duplicate original counterparts and have a caused a duplicate original to be lodged among the records of the Trust as required by Article XI, Section 11.3(c) of the Declaration of Trust, as of the 31st day of January, 1994.

/S/ DONALD CECIL	/S/ J. THOMAS TOUCHTON
Donald Cecil 3 Stratford Road Harrison, NY 10528	J. Thomas Touchton 2801 Hawthorne Road Tampa, FL 33611

/S/ M. COLYER CRUM	/S/ ARTHUR ZEIKEL
M. Colyer Crum 104 Westcliff Road Weston, MA 02193	Arthur Zeikel Merrill Lynch Asset Management 800 Scudders Mill Road Plainsboro, NJ 08536

/S/ EDWARD H. MEYER
Edward H. Meyer 580 Park Avenue New York, NY 10021

/S/ JACK B. SUNDERLAND
Jack B. Sunderland P.O. Box 1177 Scarsdale, NY 10583

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